                                                                   Page 14 of 91

                                                                       EXHIBIT 1






                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN


                           FIRST AMERICAN CORPORATION,

                                       AND

                            PIONEER BANCSHARES, INC.

                            DATED AS OF MAY 28, 1998




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                                                                   Page 15 of 91


                                TABLE OF CONTENTS
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PARTIES.......................................................................................................    1
PREAMBLE......................................................................................................    1
ARTICLE 1 - TRANSACTIONS AND TERMS OF MERGER..................................................................    1
     1.1    Merger............................................................................................    1
     1.2    Time and Place of Closing.........................................................................    2
     1.3    Effective Time....................................................................................    2
     1.4    Execution of Stock Option Agreement...............................................................    2
     1.5    Bank Merger.......................................................................................    2
ARTICLE 2 - TERMS OF MERGER...................................................................................    2
     2.1    Charter...........................................................................................    2
     2.2    Bylaws............................................................................................    3
     2.3    Directors and Officers............................................................................    3
ARTICLE 3 - MANNER OF CONVERTING SHARES.......................................................................    3
     3.1    Conversion of Shares..............................................................................    3
     3.2    Anti-Dilution Provisions..........................................................................    3
     3.3    Shares Held by Pioneer or Buyer...................................................................    4
     3.4    Dissenting Shareholders...........................................................................    4
     3.5    Fractional Shares.................................................................................    4
     3.6    Conversion of Stock Options; Restricted Stock.....................................................    5
ARTICLE 4 - EXCHANGE OF SHARES................................................................................    6
     4.1    Exchange Procedures...............................................................................    6
     4.2    Rights of Former Pioneer Shareholders.............................................................    7
ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF PIONEER.........................................................    8
     5.1    Organization, Standing, and Power.................................................................    8
     5.2    Authority of Pioneer; No Breach By Agreement......................................................    8
     5.3    Capital Stock.....................................................................................    9
     5.4    Pioneer Subsidiaries..............................................................................   10
     5.5    SEC Filings; Financial Statements.................................................................   10
     5.6    Absence of Undisclosed Liabilities................................................................   11
     5.7    Absence of Certain Changes or Events..............................................................   11
     5.8    Tax Matters.......................................................................................   11
     5.9    Allowance for Possible Loan Losses................................................................   13
     5.10   Assets............................................................................................   13
     5.11   Intellectual Property.............................................................................   14
     5.12   Environmental Matters.............................................................................   14
     5.13   Compliance with Laws..............................................................................   15
     5.14   Labor Relations...................................................................................   16
     5.15   Employee Benefit Plans............................................................................   16
     5.16   Material Contracts................................................................................   18
     5.17   Legal Proceedings.................................................................................   19





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
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     5.18   Reports...........................................................................................   19
     5.19   Statements True and Correct.......................................................................   19
     5.20   Accounting, Tax and Regulatory Matters............................................................   20
     5.21   Opinion of Financial Advisor......................................................................   20
     5.22   Board Recommendation..............................................................................   20
     5.23   Derivatives.......................................................................................   20
ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF BUYER...........................................................   21
     6.1    Organization, Standing, and Power.................................................................   21
     6.2    Authority; No Breach By Agreement.................................................................   21
     6.3    Capital Stock.....................................................................................   22
     6.4    Reserved..........................................................................................   22
     6.5    SEC Filings; Financial Statements.................................................................   22
     6.6    Absence of Undisclosed Liabilities................................................................   23
     6.7    Absence of Certain Changes or Events..............................................................   23
     6.8    Tax Matters.......................................................................................   23
     6.9    Allowance for Possible Loan Losses................................................................   24
     6.10   Assets............................................................................................   24
     6.11   Intellectual Property.............................................................................   25
     6.12   Environmental Matters.............................................................................   25
     6.13   Compliance With Laws..............................................................................   26
     6.14   Labor Relations...................................................................................   27
     6.15   Employee Benefit Plans............................................................................   27
     6.16   Reserved..........................................................................................   28
     6.17   Legal Proceedings.................................................................................   28
     6.18   Reports...........................................................................................   28
     6.19   Statements True and Correct.......................................................................   29
     6.20   Accounting, Tax and Regulatory Matters............................................................   29
     6.21   Rights Agreement..................................................................................   29
ARTICLE 7 - CONDUCT OF BUSINESS PENDING CONSUMMATION..........................................................   30
     7.1    Affirmative Covenants of Pioneer..................................................................   30
     7.2    Negative Covenants of Pioneer.....................................................................   30
     7.3    Covenants of Buyer................................................................................   32
     7.4    Reserved..........................................................................................   33
     7.5    Adverse Changes in Condition......................................................................   33
     7.6    Reports...........................................................................................   33
ARTICLE 8 - ADDITIONAL AGREEMENTS.............................................................................   34
     8.1    Registration Statement; Proxy Statement; Shareholder Approval.....................................   34
     8.2    Exchange Listing..................................................................................   34
     8.3    Applications......................................................................................   34
     8.4    Filings with State Offices........................................................................   35
     8.5    Agreement as to Efforts to Consummate.............................................................   35
     8.6    Investigation and Confidentiality.................................................................   35
     8.7    Press Releases....................................................................................   36
     8.8    Certain Actions...................................................................................   36




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                                                                   Page 17 of 91




                          AGREEMENT AND PLAN OF MERGER


              THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of May 28, 1998, by and between FIRST AMERICAN
CORPORATION("Buyer"), a Tennessee corporation; and PIONEER BANCSHARES, INC. ("Pioneer"), a Delaware corporation.


                                    PREAMBLE

              The respective Boards of Directors of Pioneer and Buyer have determined that the transactions described herein are in the best interests of the parties to this Agreement and their respective shareholders. This Agreement provides for the acquisition of Pioneer by Buyer pursuant to the merger of Pioneer with and into Buyer. At the effective time of such merger, the outstanding shares of the capital stock of Pioneer shall be converted into the right to receive shares of the common stock of Buyer (except as provided herein). As a result, shareholders of Pioneer shall become shareholders of Buyer and Buyer shall continue to conduct the business and operations of Pioneer. The transactions described in this Agreement are subject to the approvals of the shareholders of Pioneer, the Board of Governors of the Federal Reserve System, the Comptroller of the Currency, the Office of Thrift Supervision, and/or the Tennessee Department of Financial Institutions and the satisfaction of certain other conditions described in this Agreement. The parties to this Agreement intend that the Merger qualify for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and qualify for accounting purposes as a pooling of interests.

              Immediately after the execution and delivery of this Agreement, as a condition and inducement to Buyer's willingness to enter into this Agreement, Pioneer and Buyer are entering into a stock option agreement the form of which is attached hereto as Exhibit 1, pursuant to which Pioneer will grant to Buyer an option to purchase shares of Pioneer Common Stock.

              Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

              NOW, THEREFORE, in consideration of the premises and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration, the sufficiency and receipt of which are acknowledged, the parties, intending to be legally bound, agree as follows:


                                    ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER

              1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, Pioneer shall be merged with and into Buyer in accordance with the provisions of Section 252 of the DGCL and Section 48-21-102 of the TBCA and with the effect provided in Section






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                                                                   Page 18 of 91



259 of the DGCL and Section 48-21-108 of the TBCA (the "Merger"). Buyer shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Tennessee. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Pioneer and Buyer.

              1.2 TIME AND PLACE OF CLOSING. The closing of the transactions contemplated hereby (the "Closing") will take place at 10:00 A.M. on the day before the Effective Time occurs, or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at Buyer's offices at First American Center, Nashville, Tennessee, or such location as may be mutually agreed upon by the Parties.

              1.3 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Delaware and the Secretary of State of Tennessee (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the first business day following the last to occur of
(i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of Pioneer approve this Agreement to the extent such approval is required by applicable Law.

              1.4 EXECUTION OF STOCK OPTION AGREEMENT. Immediately following the execution of this Agreement by the Parties and as a condition thereto, Pioneer will execute and deliver to Buyer a stock option agreement (the "Stock Option Agreement"), in substantially the form of Exhibit 1 hereto, pursuant to which Pioneer is granting to Buyer an option to purchase 19.9% of the outstanding shares of Pioneer Common Stock.

              1.5 BANK MERGER. Buyer may, in its discretion, effective at or after the Effective Time, merge one or more of Pioneer Bank, Valley Bank or Pioneer Bank, f.s.b. (collectively the "Pioneer Banks") with and into FANB (the "Bank Merger"), pursuant to the terms and conditions of a Bank Plan of Merger ("Bank Plan") providing therefor. The Bank Plan shall be executed and the transactions contemplated therein shall be consummated at such time as Buyer directs. If the Bank Plan is executed prior to the Effective Time, Pioneer shall vote the shares of capital stock of Pioneer Bank in favor of the Bank Plan and the Bank Merger provided therein.


                                    ARTICLE 2
                                 TERMS OF MERGER

              2.1 CHARTER. The Charter of Buyer in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation until duly amended or repealed.




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                                                                   Page 19 of 91



              2.2 BYLAWS. The Bylaws of Buyer in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

              2.3 DIRECTORS AND OFFICERS. The directors of Buyer in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Buyer in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.


                                    ARTICLE 3
                           MANNER OF CONVERTING SHARES

              3.1 CONVERSION OF SHARES. Subject to the provisions of this
Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Pioneer, or the shareholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

                  (a) Each share of capital stock of Buyer issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                  (b) Each share of Pioneer Common Stock , but excluding shares held by any Pioneer Entity or any Buyer Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by shareholders who perfect their statutory dissenters' rights, if any, as provided in Section 3.4) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 1.65 shares of Buyer Common Stock (the "Exchange Ratio").Pursuant to the Buyer Rights Agreement, each share of Buyer Common Stock issued in connection with the Merger upon conversion of Pioneer Common Stock shall be accompanied by a Buyer Right.

              3.2 ANTI-DILUTION PROVISIONS. In the event Buyer changes the number of shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted. In the event Buyer changes the number of shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be after the Exchange Ratio has been determined in accordance with Section 3.1(c) and prior to the Effective




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Time, the Exchange Ratio shall be proportionately adjusted. In the event Buyer changes the number of shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the date on which the Exchange Ratio is determined in accordance with Section 3.1(c), (i) the Average Closing Price Limitations, the Base Exchange Ratio, the Minimum Exchange Ratio, the Maximum Exchange Ratio and the Threshold Prices shall be adjusted to appropriately adjust the ratio under which shares of Pioneer Common Stock will be converted into shares of Buyer Common Stock pursuant to Section 3.1(c), and (ii) if necessary, the anticipated Effective Time shall be postponed for an appropriate period of time agreed upon by the parties in order for the Average Closing Price to reflect the market effect of such stock split, stock dividend, or similar recapitalization.

              3.3 SHARES HELD BY PIONEER OR BUYER. Each of the shares of Pioneer Common Stock held by any Pioneer Entity or by any Buyer Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

              3.4 DISSENTING SHAREHOLDERS. In the event that dissenters' rights are available under Section 262 of the DGCL, any holder of shares of Pioneer Common Stock who perfects his dissenters' rights in accordance with and as contemplated by Section 262 of the DGCL shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the DGCL and surrendered to Pioneer the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Pioneer fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, Buyer shall issue and deliver the consideration to which such holder of shares of Pioneer Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Pioneer Common Stock held by him. If and to the extent required by applicable Law, Pioneer will establish (or cause to be established) an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting shareholders. Upon satisfaction of all claims of dissenting shareholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to the Surviving Corporation.

              3.5 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of Pioneer Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the market value of one share of Buyer Common Stock at the Effective Time. The market value of one share of Buyer Common Stock at the Effective Time shall be the closing price of such common stock on the NYSE-Composite Transactions List or the last sale price of such


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                                                                   Page 21 of 91



common stock on the Nasdaq National Market, as applicable (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Buyer), on the second trading day immediately preceding but not including the Effective Time. No holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

              3.6   CONVERSION OF STOCK OPTIONS; RESTRICTED STOCK.

                    (a) At the Effective Time, each option or other Equity Right to purchase shares of Pioneer Common Stock pursuant to stock options or stock appreciation rights ("Pioneer Options") granted by Pioneer under the Pioneer Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Buyer Common Stock, and Buyer shall assume each Pioneer Option, in accordance with the terms of the Pioneer Stock Plans and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) Buyer and its Compensation Committee shall be substituted for Pioneer and the Committee of Pioneer's Board of Directors (including, if applicable, the entire Board of Directors of Pioneer) administering such Pioneer Stock Plan, (ii) each Pioneer Option assumed by Buyer may be exercised solely for shares of Buyer Common Stock (or cash, if so provided under the terms of such Pioneer Option), (iii) the number of shares of Buyer Common Stock subject to such Pioneer Option shall be equal to the number of shares of Pioneer Common Stock subject to such Pioneer Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounding down to the nearest whole share, and (iv) the per share exercise price under each such Pioneer Option shall be adjusted by dividing the per share exercise price under each such Pioneer Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, Buyer shall not be obligated to issue any fraction of a share of Buyer Common Stock upon exercise of Pioneer Options and any fraction of a share of Buyer Common Stock that otherwise would be subject to a converted Pioneer Option shall represent the right to receive a cash payment upon exercise of such converted Pioneer Option equal to the product of such fraction and the difference between the market value of one share of Buyer Common Stock at the time of exercise of such Option and the per share exercise price of such Option. The market value of one share of Buyer Common Stock at the time of exercise of an Option shall be the closing price of such common stock on the NYSE-Composite Transactions List last sale price of such common stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Buyer) on the last trading day preceding the date of exercise. In addition, notwithstanding the provisions of clauses
(iii) and (iv) of the first sentence of this Section 3.6, each Pioneer Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. Each of Pioneer and Buyer agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.6, including using its reasonable efforts to obtain from each holder of a Pioneer Option any Consent or Contract that may be deemed necessary or advisable in order to effect the transactions contemplated by this Section
3.6. Anything in this Agreement to the contrary notwithstanding, Buyer shall have the

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right, in its sole discretion, not to deliver the consideration provided in this
Section 3.6 to a former holder of a Pioneer Option who has not delivered such Consent or Contract.

                    (b) As soon as practicable after the Effective Time, Buyer shall deliver to the participants in each Pioneer Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants subject to such Pioneer Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.6(a) after giving effect to the Merger), and Buyer shall comply with the terms of each Pioneer Stock Plan to ensure, to the extent required by, and subject to the provisions of, such Pioneer Stock Plan, that Pioneer Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, Buyer shall take all corporate action necessary to reserve for issuance sufficient shares of Buyer Common Stock for delivery upon exercise of Pioneer Options assumed by it in accordance with this Section 3.6. As soon as practicable after the Effective Time, Buyer shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate SEC forms), with respect to the shares of Buyer Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Buyer shall administer the Pioneer Stock Plan assumed pursuant to this Section 3.6 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the Pioneer Stock Plan complied with such rule prior to the Effective Time.

                    (c) All contractual restrictions or limitations on transfer with respect to Pioneer Common Stock awarded under the Pioneer Stock Plans or any other plan, program, Contract or arrangement of any Pioneer Entity, to the extent that such restrictions or limitations shall not have already lapsed (whether as a result of the Merger or otherwise), and except as otherwise expressly provided in such plan, program, Contract or arrangement, shall remain in full force and effect with respect to shares of Buyer Common Stock into which any such restricted stock is converted pursuant to Section 3.1.


                                    ARTICLE 4
                               EXCHANGE OF SHARES

              4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, Buyer and Pioneer shall cause the exchange agent selected by Buyer (the "Exchange Agent") to mail to each holder of record of a certificate or certificates which represented shares of Pioneer Common Stock immediately prior to the Effective Time (the "Certificates") appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent). The Certificate or Certificates of Pioneer Common Stock so delivered shall be duly endorsed as the Exchange Agent may require. In the event of a transfer of ownership of shares of Pioneer Common Stock represented by Certificates that are not registered in the transfer records of

Pioneer, the consideration provided in Section 3.1 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Buyer and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of shares of Pioneer Common Stock (other than shares to be canceled pursuant to Section 3.3 or as to which statutory dissenters' rights, if any have been perfected as provided in Section 3.4) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2. To the extent required by Section 3.5, each holder of shares of Pioneer Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the Certificate or Certificates, cash in lieu of any fractional share of Buyer Common Stock to which such holder may be otherwise entitled (without interest). Buyer shall not be obligated to deliver the consideration to which any former holder of Pioneer Common Stock is entitled as a result of the Merger until such holder surrenders such holder's Certificate or Certificates for exchange as provided in this
Section 4.1. Any other provision of this Agreement notwithstanding, neither Buyer nor the Exchange Agent shall be liable to a holder of Pioneer Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

              4.2 RIGHTS OF FORMER PIONEER SHAREHOLDERS. At the Effective Time, the stock transfer books of Pioneer shall be closed as to holders of Pioneer Common Stock immediately prior to the Effective Time and no transfer of Pioneer Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of Pioneer Common Stock (other than shares to be canceled pursuant to Sections 3.3 and 3.4) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Pioneer in respect of such shares of Pioneer Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former shareholders of record of Pioneer shall be entitled to vote after the Effective Time at any meeting of Buyer shareholders the number of whole shares of Buyer Common Stock into which their respective shares of Pioneer Common Stock are converted, regardless of whether such holders have exchanged their Certificates for certificates representing Buyer Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Buyer on the Buyer

Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Buyer Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Buyer Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in Section 4.1. However, upon surrender of such Certificate, both the Buyer Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate.


                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF PIONEER

              Pioneer hereby represents and warrants to Buyer as follows:

              5.1 ORGANIZATION, STANDING, AND POWER. Pioneer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Pioneer is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Pioneer Material Adverse Effect. The minute books and other organizational documents for Pioneer have been made available to Buyer for its review and, except as disclosed in
Section 5.1 of the Pioneer Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof. True and complete copies of the Certificate of Incorporation and By-laws of Pioneer, and all amendments thereto, have been delivered to Buyer.

              5.2   AUTHORITY OF PIONEER; NO BREACH BY AGREEMENT.

                    (a) Pioneer has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Pioneer, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of Pioneer Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by Pioneer. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of Pioneer, enforceable against Pioneer in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                    (b) Neither the execution and delivery of this Agreement by Pioneer, nor the consummation by Pioneer of the transactions contemplated hereby, nor compliance by Pioneer with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Pioneer's Certificate of Incorporation or Bylaws or the certificate or articles of incorporation or bylaws of any Pioneer Subsidiary or any resolution adopted by the board of directors or the shareholders of any Pioneer Entity, or (ii) except as disclosed in Section 5.2 of the Pioneer Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Pioneer Entity under, any Contract or Permit of any Pioneer Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Pioneer Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Pioneer Entity or any of their respective material Assets (including any Buyer Entity or any Pioneer Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any Buyer Entity or any Pioneer Entity being reassessed or revalued by any Taxing authority).

                    (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of The Nasdaq National Market, or the national securities exchange on which Buyer Common Stock is hereafter listed, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Pioneer Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Pioneer of the Merger and the other transactions contemplated in this Agreement.

              5.3   CAPITAL STOCK.

                    (a) The authorized capital stock of Pioneer consists of (i) 7,500,000 shares of $.01 par value Pioneer Common Stock, of which 3,759,912 shares were issued and outstanding as of the date of this Agreement, and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share, no series of which has been designated and no shares of which are issued and outstanding. All of the issued and outstanding shares of capital stock of Pioneer are duly and validly issued and outstanding and are fully paid and nonassessable under the DGCL. None of the outstanding shares of capital stock of Pioneer has been issued in violation of any preemptive rights of the current or past shareholders of Pioneer.

                    (b) Except as set forth in Section 5.3(a), or as provided in the Stock Option Agreement, or as disclosed in Section 5.3(b) of the Pioneer Disclosure Memorandum, there are no shares of capital stock or other equity securities of Pioneer outstanding and no outstanding Equity Rights relating to the capital stock of Pioneer.

              5.4 PIONEER SUBSIDIARIES. Pioneer has disclosed in Section 5.4 of the Pioneer Disclosure Memorandum all of the Pioneer Subsidiaries(identifying its jurisdiction of organization, and Pioneer's percentage ownership interest therein . Except as disclosed in Section 5.4 of the Pioneer Disclosure Memorandum, Pioneer or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Pioneer Subsidiary. No capital stock (or other equity interest) of any Pioneer Subsidiary is or may become required to be issued (other than to another Pioneer Entity) by reason of any Equity Rights, and there are no Contracts by which any Pioneer Subsidiary is bound to issue (other than to another Pioneer Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Pioneer Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Pioneer Subsidiary (other than to another Pioneer Entity). Except as disclosed in Section 5.4 of the Pioneer Disclosure Memorandum, Pioneer does not own, directly or indirectly 5% or more of the outstanding capital stock or other voting securities of any corporation, bank, savings bank or other organization except for the Pioneer Subsidiaries. There are no Contracts relating to the rights of any Pioneer Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Pioneer Subsidiary. All of the shares of capital stock (or other equity interests) of each Pioneer Subsidiary held by a Pioneer Entity are fully paid and (except pursuant to 12 USC Section 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Pioneer Entity free and clear of any Lien. Except as disclosed in
Section 5.4 of the Pioneer Disclosure Memorandum, each Pioneer Subsidiary is either a bank, a savings bank, or a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Pioneer Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Pioneer Material Adverse Effect. Each Pioneer Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund. The minute book and other organizational documents for each Pioneer Subsidiary have been made available to Buyer for its review, and, except as disclosed in Section 5.4 of the Pioneer Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

              5.5   SEC FILINGS; FINANCIAL STATEMENTS.

                    (a) Pioneer has timely filed and made available to Buyer all SEC Documents required to be filed by Pioneer since December 31, 1993 (the "Pioneer SEC Reports"). The

Pioneer SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Pioneer SEC Reports in order to make the statements in such Pioneer SEC Reports, in light of the circumstances under which they were made, not misleading. Except for Pioneer Subsidiaries that are registered as a broker, dealer, or investment advisor, no Pioneer Subsidiary is required to file any SEC Documents.

                    (b) Each of the Pioneer Financial Statements (including, in each case, any related notes) contained in the Pioneer SEC Reports, including any Pioneer SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Pioneer and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

              5.6 ABSENCE OF UNDISCLOSED LIABILITIES. No Pioneer Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Pioneer Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Pioneer as of December 31, 1997, included in the Pioneer Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No Pioneer Entity has incurred or paid any Liability since December 31, 1997, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Pioneer Material Adverse Effect or
(ii) in connection with the transactions contemplated by this Agreement.

              5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1997, except as disclosed in the Pioneer Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.7 of the Pioneer Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Pioneer Material Adverse Effect, and (ii) the Pioneer Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Pioneer provided in Article 7.

              5.8   TAX MATTERS.

                    (a) All Tax Returns required to be filed by or on behalf of any of the Pioneer Entities have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1997, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Pioneer Material Adverse Effect, and all Tax Returns filed are complete and accurate in all material respects to the Knowledge of Pioneer. All Taxes shown on filed Tax Returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Pioneer Material Adverse Effect, except as reserved against in the Pioneer Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.8 of the Pioneer Disclosure Memorandum. Pioneer's federal income Tax Returns have been audited by the IRS and accepted through December 31, 1980. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the Pioneer Entities, except for any such Liens which are not reasonably likely to have a Pioneer Material Adverse Effect.

                    (b) None of the Pioneer Entities has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

                    (c) The provision for any Taxes due or to become due for any of the Pioneer Entities for the period or periods through and including the date of the respective Pioneer Financial Statements that has been made and is reflected on such Pioneer Financial Statements is sufficient to cover all such Taxes.

                    (d) Deferred Taxes of the Pioneer Entities have been provided for in accordance with GAAP.

                    (e) None of the Pioneer Entities is a party to any Tax allocation or sharing agreement except for the consolidated group of Pioneer and none of the Pioneer Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Pioneer) has any Liability for Taxes of any Person (other than Pioneer and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise. Pioneer has delivered to Buyer a correct and complete copy of any tax allocation or sharing agreement to which it is a party.

                    (f) Each of the Pioneer Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Pioneer Material Adverse Effect.

                    (g) Except as disclosed in Section 5.8 of the Pioneer Disclosure Memorandum, none of the Pioneer Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under
Section 280G or 162(m) of the Internal Revenue Code.

                    (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the Pioneer Entities that occurred during or after any Taxable Period in which the Pioneer Entities incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1998.

                    (i) No Pioneer Entity has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

              5.9 ALLOWANCE FOR POSSIBLE LOAN LOSSES. In the opinion of management of Pioneer, the allowance for possible loan or credit losses (the "Allowance") shown on the consolidated balance sheets of Pioneer included in the most recent Pioneer Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of Pioneer included in the Pioneer Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the Pioneer Entities and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the Pioneer Entities as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Pioneer Material Adverse Effect.

              5.10  ASSETS.

                    (a) Except as disclosed in Section 5.10 of the Pioneer Disclosure Memorandum or as disclosed or reserved against in the Pioneer Financial Statements delivered prior to the date of this Agreement, the Pioneer Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which are not reasonably likely to have a Pioneer Material Adverse Effect. All tangible properties used in the businesses of the Pioneer Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Pioneer's past practices.

                    (b) All Assets which are material to Pioneer's business on a consolidated basis, held under leases or subleases by any of the Pioneer Entities, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

                    (c) The Pioneer Entities currently maintain insurance similar in amounts, scope, and coverage to that maintained by other peer banking organizations. None of the Pioneer Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $100,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any Pioneer Entity under such policies.

                    (d) The Assets of the Pioneer Entities include all Assets required to operate the business of the Pioneer Entities as presently conducted.

              5.11 INTELLECTUAL PROPERTY. Each Pioneer Entity owns or has a license to use all of the Intellectual Property used by such Pioneer Entity in the course of its business. Each Pioneer Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such Pioneer Entity in connection with such Pioneer Entity's business operations, and such Pioneer Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Pioneer Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Pioneer are threatened, which challenge the rights of any Pioneer Entity with respect to Intellectual Property used, sold or licensed by such Pioneer Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the Pioneer Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 5.11 of the Pioneer Disclosure Memorandum, no Pioneer Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 5.11 of the Pioneer Disclosure Memorandum, no officer, director or employee of any Pioneer Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any Pioneer Entity.

              5.12  ENVIRONMENTAL MATTERS.

                    (a) Each Pioneer Entity, and, to the Knowledge of Pioneer, its Participation Facilities and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Pioneer Material Adverse Effect.

                    (b) There is no Litigation pending or, to the Knowledge of Pioneer, threatened before any court, governmental agency, or authority or other forum in which any Pioneer Entity or any of its Operating Properties or Participation Facilities (or Pioneer in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any Pioneer Entity or any of its Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Pioneer Material Adverse Effect, nor is there any reasonable basis for any Litigation of a type described in this sentence, except such as is not reasonably likely to have, individually or in the aggregate, a Pioneer Material Adverse Effect.

                    (c) During the period of (i) any Pioneer Entity's ownership or operation of any of their respective current properties, (ii) any Pioneer Entity's participation in the management of any Participation Facility, or (iii) any Pioneer Entity's holding of a security interest in an Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Pioneer Material Adverse Effect. Prior to the period of
(i) any Pioneer Entity's ownership or operation of any of their respective current properties, (ii) any Pioneer Entity's participation in the management of any Participation Facility, or (iii) any Pioneer Entity's holding of a security interest in an Operating Property, to the Knowledge of Pioneer, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Pioneer Material Adverse Effect.

              5.13 COMPLIANCE WITH LAWS. Pioneer is duly registered as a bank holding company under the BHC Act. Each Pioneer Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Pioneer Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Pioneer Material Adverse Effect. Except as disclosed in Section 5.13 of the Pioneer Disclosure Memorandum, none of the Pioneer Entities:

                  (a) is in Default under any of the provisions of its Certificate of Incorporation or Bylaws (or other governing instruments);

                  (b) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a Pioneer Material Adverse Effect; or

                  (c) since January 1, 1993, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Pioneer Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Pioneer Material Adverse Effect, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Pioneer

       Material Adverse Effect, or (iii) requiring any Pioneer Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to Buyer.

              5.14 LABOR RELATIONS. No Pioneer Entity is the subject of any Litigation asserting that it or any other Pioneer Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other Pioneer Entity to bargain with any labor organization as to wages or conditions of employment, nor is any Pioneer Entity party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any Pioneer Entity, pending or threatened, or to the Knowledge of Pioneer, is there any activity involving any Pioneer Entity's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

              5.15  EMPLOYEE BENEFIT PLANS.

                    (a) Pioneer has disclosed in Section 5.15 of the Pioneer Disclosure Memorandum, and has delivered or made available to Buyer prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Pioneer Entity or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Pioneer Benefit Plans"). Any of the Pioneer Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Pioneer ERISA Plan." Neither Pioneer nor any ERISA Affiliate currently maintains any plan which is a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code). No Pioneer Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

                    (b) Pioneer has delivered or made available to Buyer prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such Pioneer Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Pioneer Benefits Plans or amendments, all determination letters, material rulings, material opinion letters, material information letters, or materials advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1993,
(iii) annual reports or returns, audited or unaudited financial statements, actuarial valuation and reports, and summary annual reports prepared for any Pioneer Benefit Plan with respect to the most recent plan year, and (iv) the most recent summary plan descriptions and any material modifications thereto.

                    (c) All Pioneer Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Pioneer Material Adverse Effect. Each Pioneer ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service and Pioneer is not aware of any circumstance that presents a material risk of the revocation of such favorable determination letter. No Pioneer Entity has engaged in a transaction with respect to any Pioneer Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Pioneer Entity to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Pioneer Material Adverse Effect.

                    (d) No Pioneer Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any Pioneer Pension Plan, (ii) no change in the actuarial assumptions with respect to any Pioneer Pension Plan, and (iii) no increase in benefits under any Pioneer Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Pioneer Material Adverse Effect or materially adversely affect the funding status of any such plan. Neither any Pioneer Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any Pioneer Entity, or the single-employer plan of any entity which is considered one employer with Pioneer under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or
Section 302 of ERISA, which is reasonably likely to have a Pioneer Material Adverse Effect. No Pioneer Entity has provided, or is required to provide, security to a Pioneer Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

                    (e) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any Pioneer Entity with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Pioneer Material Adverse Effect. No Pioneer Entity has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Pioneer

Material Adverse Effect. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pioneer Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

                    (f) Except as disclosed in Section 5.15 of the Pioneer Disclosure Memorandum, no Pioneer Entity has any Liability for retiree health and life benefits under any of the Pioneer Benefit Plans and there are no restrictions on the rights of such Pioneer Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Pioneer Material Adverse Effect.

                    (g) Except as disclosed in Section 5.15 of the Pioneer Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Pioneer Entity from any Pioneer Entity under any Pioneer Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Pioneer Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase, or acceleration is reasonably likely to have, individually or in the aggregate, a Pioneer Material Adverse Effect.

                    (h) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Pioneer Entity and their respective beneficiaries, have been fully reflected on the Pioneer Financial Statements to the extent required by and in accordance with GAAP.

              5.16 MATERIAL CONTRACTS. Except as disclosed in Section 5.16 of the Pioneer Disclosure Memorandum or otherwise reflected in the Pioneer Financial Statements, none of the Pioneer Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $100,000, (ii) any Contract relating to the borrowing of money by any Pioneer Entity or the guarantee by any Pioneer Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any Pioneer Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and "shrink-wrap" software licenses), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by any Pioneer Entity, (vi) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet or any note thereto which is a financial derivative Contract, (vii) any contract that obligates a Pioneer Entity to pay more than $100,000 over the life of such contract that is not terminable with 30 days or less notice without payment of a penalty, and (vii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Pioneer with the SEC as of the date of this Agreement (together with all Contracts referred to in Sections 5.10 and 5.15(a), the "Pioneer Contracts"). With respect to each Pioneer Contract and except as disclosed in Section 5.16 of the Pioneer Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) no Pioneer Entity is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Pioneer Material Adverse Effect; (iii) no Pioneer Entity has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Pioneer, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Pioneer Material Adverse Effect, or has repudiated or waived any material provision thereunder. All of the indebtedness of any Pioneer Entity for money borrowed is prepayable at any time by such Pioneer Entity without penalty or premium.

              5.17 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of Pioneer, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Pioneer Entity, or against any director, employee or employee benefit plan of any Pioneer Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Pioneer Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Pioneer Entity, that are reasonably likely to have, individually or in the aggregate, a Pioneer Material Adverse Effect. Section 5.17 of the Pioneer Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any Pioneer Entity is a party and which names a Pioneer Entity as a defendant or cross-defendant or for which any Pioneer Entity has any potential Liability.

              5.18 REPORTS. Since January 1, 1993, or the date of organization if later, each Pioneer Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Pioneer Material Adverse Effect) and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

              5.19 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument, or other writing furnished or to be furnished by any Pioneer Entity or any Affiliate thereof to Buyer pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Pioneer Entity for inclusion in the Registration Statement to be filed by Buyer with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Pioneer Entity for inclusion in the Proxy Statement to be mailed to Pioneer's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by a Pioneer Entity with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Pioneer, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any Pioneer Entity is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

              5.20 ACCOUNTING, TAX AND REGULATORY MATTERS. No Pioneer Entity has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for pooling of interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

              5.21 OPINION OF FINANCIAL ADVISOR. Pioneer has received the opinions of The Carson Medlin Company ("Carson Medlin") and Keefe, Bruyette & Woods, Inc. ("KBW"), dated the date of this Agreement, to the effect that the Exchange Ratio is fair, from a financial point of view, to such holders, signed copies of which have been delivered to Buyer.

              5.22 BOARD RECOMMENDATION. The Board of Directors of Pioneer, at a meeting duly called and held, has by vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to and in the best interests of the shareholders and (ii) resolved to recommend that the holders of the shares of Pioneer Common Stock approve this Agreement.

              5.23 DERIVATIVES. All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for Pioneer's own account, or for the account of one or more of the Pioneer Subsidiaries or their customers, were entered into
(i) in accordance with prudent business practices and all applicable Laws, and
(ii) with counter parties believed to be financially responsible.

                                    ARTICLE 6
                     REPRESENTATIONS AND WARRANTIES OF BUYER

              Buyer hereby represents and warrants to Pioneer as follows:

              6.1 ORGANIZATION, STANDING, AND POWER. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Tennessee, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Buyer is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

              6.2   AUTHORITY; NO BREACH BY AGREEMENT.

                    (a) Buyer has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer. This Agreement represents a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                    (b) Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Buyer's Charter or Bylaws, or
(ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Buyer Entity under, any Contract or Permit of any Buyer Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Buyer Entity or any of their respective material Assets (including any Buyer Entity or any Pioneer Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any Buyer Entity or any Pioneer Entity being reassessed or revalued by any Taxing authority).

                    (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the

Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Buyer of the Merger and the other transactions contemplated in this Agreement.

              6.3   CAPITAL STOCK.

                    (a) The authorized capital stock of Buyer consists of (i) 200,000,000 shares of $2.50 par value Buyer Common Stock, of which 106,587,874 shares are issued and outstanding as of May 1, 1998, and (ii) 2,500,000 shares of no par value Buyer Preferred Stock, of which no shares are issued and outstanding. All of the issued and outstanding shares of Buyer Capital Stock are, and all of the shares of Buyer Common Stock to be issued in exchange for shares of Pioneer Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the TBCA. None of the outstanding shares of Buyer Capital Stock has been, and none of the shares of Buyer Common Stock to be issued in exchange for shares of Pioneer Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Buyer.

                    (b) Except as set forth in Section 6.3(a), or as provided pursuant to the Buyer Dividend Reinvestment and Stock Purchase Plan or the Buyer Rights Agreement, or as disclosed in Section 6.3 of the Buyer Disclosure Memorandum, there are no shares of capital stock or other equity securities of Buyer outstanding and no outstanding Equity Rights relating to the capital stock of Buyer.

              6.4   RESERVED.

              6.5   SEC FILINGS; FINANCIAL STATEMENTS.

                    (a) Buyer has timely filed and made available to Pioneer all SEC Documents required to be filed by Buyer since December 31, 1993 (the "Buyer SEC Reports"). The Buyer SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in light of the circumstances under which they were made, not misleading. Except for Buyer Subsidiaries that are registered as a broker, dealer, or investment advisor, no Buyer Subsidiary is required to file any SEC Documents.

                    (b) Each of the Buyer Financial Statements (including, in each case, any related notes) contained in the Buyer SEC Reports, including any Buyer SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Buyer and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

              6.6 ABSENCE OF UNDISCLOSED LIABILITIES. No Buyer Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Buyer as of December 31, 1997, included in the Buyer Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No Buyer Entity has incurred or paid any Liability since December 31, 1997, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

              6.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1997, except as disclosed in the Buyer Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 6.7 of the Buyer Disclosure Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, and (ii) the Buyer Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Buyer provided in Article 7.

              6.8   TAX MATTERS.

                    (a) All Tax Returns required to be filed by or on behalf of any of the Buyer Entities have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1997, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Buyer Material Adverse Effect, and all Tax Returns filed are complete and accurate in all material respects to the Knowledge of Buyer. All Taxes shown on filed Tax Returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Buyer Material Adverse Effect, except as reserved against in the Buyer Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 6.8 of the Buyer Disclosure Memorandum. Buyer's federal income Tax Returns have been audited and accepted through December 31, 1993.
All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

                    (b) None of the Buyer Entities has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

                    (c) The provision for any Taxes due or to become due for any of the Buyer Entities for the period or periods through and including the date of the respective Buyer Financial Statements that has been made and is reflected on such Buyer Financial Statements is sufficient to cover all such Taxes.

                    (d) Deferred Taxes of the Buyer Entities have been provided for in accordance with GAAP.

                    (e) None of the Buyer Entities is a party to any Tax allocation or sharing agreement except for the consolidated group of Buyer and none of the Buyer Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Buyer) has any Liability for Taxes of any Person (other than Buyer and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

              6.9 ALLOWANCE FOR POSSIBLE LOAN LOSSES. In the opinion of management of Buyer, the Allowance shown on the consolidated balance sheets of Buyer included in the most recent Buyer Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of Buyer included in the Buyer Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the Buyer Entities and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the Buyer Entities as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Buyer Material Adverse Effect.

              6.10  ASSETS.

                    (a) The Assets of the Buyer and Buyer Entities that are "significant subsidiaries" under SEC Rules include all assets required to operate the business of the Buyer and Buyer Entities that are such significant subsidiaries as presently conducted. Except as disclosed in Section 6.10 of the Buyer Disclosure Memorandum or as disclosed or reserved against in the Buyer Financial Statements delivered prior to the date of this Agreement, the Buyer and Buyer Entities that are such significant subsidiaries have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which are not reasonably likely to have a Buyer Material Adverse Effect. All tangible properties used in the businesses of the Buyer and the Buyer Entities that are such significant subsidiaries are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Buyer's past practices.

                    (b) All Assets which are material to Buyer's business on a consolidated basis, held under leases or subleases by any of the Buyer and Buyer Entities that are significant subsidiaries, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

                    (c) The Buyer and Buyer Entities that are significant subsidiaries currently maintain insurance similar in amounts, scope and coverage to that maintained by other peer banking organizations, including directors' and officers' insurance providing for coverage of $50 million as part of an integrated risk program. Neither Buyer nor the Buyer Entities that are significant subsidiaries has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under such policies of insurance and no notices have been given by Buyer or Buyer Entity that are significant subsidiaries under such policies regarding any claim which, if determined adversely to Buyer or any Buyer Entity that is a significant subsidiary, would have a Buyer Material Adverse Effect.

              6.11 INTELLECTUAL PROPERTY. Each of Buyer and each Buyer Entity that is a significant subsidiary owns or has a license to use all of the Intellectual Property used by such Buyer Entity in the course of its business. Each of Buyer and each Buyer Entity that is a significant subsidiary is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such Buyer or such Buyer Entity that is a significant subsidiary in connection with such Buyer's or such Buyer's Entity's business operations, and neither Buyer nor such Buyer Entity has the right to convey by sale or license any Intellectual Property so conveyed. Neither Buyer nor any Buyer Entity that is a significant subsidiary is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Buyer threatened, which challenge the rights of any Buyer or Buyer Entity that is a significant subsidiary with respect to Intellectual Property used, sold or licensed by such Buyer or Buyer Entity that is a significant subsidiary in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of Buyer and Buyer Entities does not infringe any Intellectual Property of any other person.

              6.12  ENVIRONMENTAL MATTERS.

                    (a) Each Buyer Entity, and, to the knowledge of Buyer, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

                    (b) There is no Litigation pending or, to the knowledge of Buyer, threatened before any court, governmental agency, or authority or other forum in which any Buyer Entity or any of its Operating Properties or Participation Facilities (or Buyer in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any Buyer Entity or any of its Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, nor is there any reasonable basis for any Litigation of a type described in this sentence, except such as is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

                    (c) During the period of (i) any Buyer Entity's ownership or operation of any of their respective current properties, (ii) any Buyer Entity's participation in the management of any Participation Facility, or (iii) any Buyer Entity's holding of a security interest in a Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect. Prior to the period of (i) any Buyer Entity's ownership or operation of any of their respective current properties, (ii) any Buyer Entity's participation in the management of any Participation Facility, or (iii) any Buyer Entity's holding of a security interest in a Operating Property, to the Knowledge of Buyer, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Pioneer Material Adverse Effect.

              6.13 COMPLIANCE WITH LAWS. Buyer is duly registered as a bank holding company under the BHC Act. Each Buyer Entity has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect. Except as disclosed in Section 6.13 of the Buyer Disclosure Memorandum, none of the Buyer
Entities:

                  (a) is in Default under its Charter or Bylaws (or other governing instruments); or

                  (b) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect; or

                  (c) since January 1, 1993, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Buyer Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, or
       (iii) requiring any Buyer Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

              6.14 LABOR RELATIONS. No Buyer Entity is the subject of any Litigation asserting that it or any other Buyer Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other Buyer Entity to bargain with any labor organization as to wages or conditions of employment, nor is any Buyer Entity party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any Buyer Entity, pending or threatened, or to the Knowledge of Buyer, is there any activity involving any Buyer Entity's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

              6.15  EMPLOYEE BENEFIT PLANS.

                    (a) Buyer has delivered or made available to Pioneer prior to the execution of this Agreement copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Buyer Entity or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Buyer Benefit Plans"). Any of the Buyer Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Buyer ERISA Plan." Each Buyer ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "Buyer Pension Plan." No Buyer Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

                    (b) All Buyer Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect. Each Buyer ERISA Plan which is intended to be qualified under Section 401(a) of the

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Internal Revenue Code has received a favorable determination letter from the
Internal Revenue Service, and Buyer is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No Buyer Entity has engaged in a transaction with respect to any Buyer Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Buyer Entity to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

                    (c) No Buyer Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan's most recent actuarial valuation. Since the date of the most recent actuarial valuation, there has been (i) no material adverse change in the financial position of a Buyer Pension Plan, (ii) no change in the actuarial assumptions with respect to any Buyer Pension Plan, and (iii) no increase in benefits under any Buyer Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect or materially adversely affect the funding status of any such plan. Neither any Buyer Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any Buyer Entity, or the single-employer plan of any ERISA Affiliate has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or
Section 302 of ERISA, which is reasonably likely to have a Buyer Material Adverse Effect. No Buyer Entity has provided, or is required to provide, security to a Buyer Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

              6.16  RESERVED.

              6.17 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of Buyer, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Buyer Entity, or against any director, employee or employee benefit plan of any Buyer Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Buyer Entity, that are reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

              6.18 REPORTS. Since January 1, 1993, or the date of organization if later, each of Buyer and each Buyer Entity that is a significant subsidiary has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

              6.19 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument or other writing furnished or to be furnished by any Buyer Entity to Pioneer pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Buyer Entity for inclusion in the Registration Statement to be filed by Buyer with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Buyer Entity for inclusion in the Proxy Statement to be mailed to Pioneer's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by any Buyer Entity with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Pioneer, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any Buyer Entity is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

              6.20 ACCOUNTING, TAX AND REGULATORY MATTERS. No Buyer Entity has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for pooling of interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

              6.21 RIGHTS AGREEMENT. Execution of this Agreement and consummation of the Merger and the other transactions contemplated by this Agreement will not result in the grant of any rights to any Person under the Buyer Rights Agreement (other than as contemplated by Section 3.1) or enable or require the Buyer Rights to be exercised, distributed or triggered. No "Stock Acquisition Date" or "Flip-in Date" (as such terms are defined in the Buyer Rights Agreement) has occurred.

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                                    ARTICLE 7
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

              7.1 AFFIRMATIVE COVENANTS OF PIONEER. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, Pioneer shall and shall cause each of its Subsidiaries to (a) operate its business only in the usual, regular, and ordinary course, (b) use all reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, and
(c) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

              7.2 NEGATIVE COVENANTS OF PIONEER. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, Pioneer covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

                  (a) amend the Certificate of Incorporation, Bylaws or other governing instruments of any Pioneer Entity, or

                  (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Pioneer Entity to another Pioneer Entity) in excess of an aggregate of $500,000 (for the Pioneer Entities on a consolidated basis) except in the ordinary course of the business of Pioneer Subsidiaries consistent with past practices (which shall include, for Pioneer Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any Pioneer Entity of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers' acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Pioneer Disclosure Memorandum); or

                  (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges or repurchases under any "put" obligations under Pioneer's 401(k) and Employee Stock Ownership Plan in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Pioneer Entity, or declare or pay any dividend or make any other distribution in respect of Pioneer's capital stock, provided that Pioneer may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on the shares of Pioneer Common Stock on the usual and regular record and payment dates in accordance with past practice disclosed in Section 7.2(c) of the Pioneer Disclosure Memorandum and such dates may not be changed without the prior written consent of Buyer; and further provided that any dividend declared or payable on the shares of Pioneer Common Stock for the quarterly period during which the Effective Time occurs shall, unless otherwise agreed upon in writing by Buyer and Pioneer, be declared with a record date prior to the Effective Time only if the normal record date for payment of the corresponding quarterly dividend to holders of Buyer Common Stock is before the Effective Time or if the Buyer agrees that Pioneer's shareholders shall be entitled to receive such dividend or Buyer's Common Stock as if Pioneer shareholders had been a holder of record of Buyer Common Stock on the record date for such dividend; or

                  (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or pursuant to the Stock Option Agreement, or as disclosed in Section 7.2(d) of the Pioneer Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Pioneer Common Stock or any other capital stock of any Pioneer Entity, or any stock appreciation rights, or any option, warrant or other Equity Right; or

                  (e) adjust, split, combine or reclassify any capital stock of any Pioneer Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Pioneer Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (x) any shares of capital stock of any Pioneer Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Pioneer Entity) or (y) any Asset other than (1) other real estate owned, (2) other property taken in full or partial satisfaction of debts previously contracted, including foreclosures, (3) any Asset having a book value less than $1,000,000 in the ordinary course of business for reasonable and adequate consideration, or (4) dispositions of any property held in a trust or fiduciary capacity other than in the ordinary course of business for reasonable and adequate consideration; or

                  (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Pioneer Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

                  (g) grant any increase in compensation or benefits to the employees or officers of any Pioneer Entity, except in accordance with past practice disclosed in Section 7.2(g) of the Pioneer Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g) of the Pioneer Disclosure Memorandum; and enter into or amend any severance agreements with officers of any Pioneer Entity; grant any material increase in fees or other increases in compensation or other benefits to directors of any Pioneer Entity except in accordance with past practice or disclosed in Section 7.2(g) of the Pioneer Disclosure Memorandum; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits or other Equity Rights; or

                  (h) enter into or amend any employment Contract between any Pioneer Entity and any Person having a salary thereunder in excess of $100,000 per year (unless such amendment is required by Law) that the Pioneer Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

                  (i) adopt any new employee benefit plan of any Pioneer Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any Pioneer Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

                  (j) make any change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

                  (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any Pioneer Entity for material money damages or restrictions upon the operations of any Pioneer Entity; or

                  (l) except in the ordinary course of business, enter into, modify, amend or terminate any material Contract (including any loan Contract with an unpaid balance exceeding $5,000,000) or waive, release, compromise or assign any material rights or claims.

              7.3 COVENANTS OF BUYER. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Pioneer shall have been obtained, and except as otherwise expressly contemplated herein, Buyer covenants and agrees that it shall (a) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the Buyer Common Stock and the business prospects of the Buyer Entities and to the extent consistent therewith use all reasonable efforts to preserve intact the Buyer Entities' core businesses and goodwill with their respective employees and the communities they serve, and (b) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided that the foregoing shall not prevent any Buyer Entity from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the reasonable judgment of Buyer, desirable in the conduct of the business of Buyer and its Subsidiaries, provided that such actions shall not materially delay the Effective Time or materially hinder consummation of the Merger, and provided further, that the provisions of this Section 7.3 (other than the provisions of clause (b) above) shall not be deemed to preclude Buyer from acquiring unaffiliated depository and nondepository institutions. Buyer further covenants and agrees that it will not, without the prior written consent of Pioneer, which consent shall not be unreasonably withheld, amend the Charter of Buyer or, except as expressly contemplated by this Agreement, the Buyer Rights Agreement, in each case, in any manner adverse to the holders of Pioneer Common Stock as compared to rights of holders of Buyer Common Stock generally as of the date of this Agreement.

              7.4   RESERVED.

              7.5 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Pioneer Material Adverse Effect or a Buyer Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

              7.6 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and Pioneer and the Banks shall deliver to Buyer and Buyer and its significant subsidiaries shall deliver to Pioneer copies of all such reports filed by them promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with the Laws applicable to such reports.

                                    ARTICLE 8
                              ADDITIONAL AGREEMENTS

              8.1 REGISTRATION STATEMENT; PROXY STATEMENT; SHAREHOLDER APPROVAL. As soon as reasonably practicable after execution of this Agreement, Buyer shall prepare and file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Buyer Common Stock upon consummation of the Merger. Pioneer shall cooperate in the preparation and filing of the Registration Statement and shall furnish all information concerning it and the holders of its capital stock as Buyer may reasonably request in connection with such action. Pioneer shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon adoption of this Agreement and such other related matters as it, with the mutual agreement of Buyer, deems appropriate. In connection with the Shareholders' Meeting, (i) Pioneer shall prepare and file with the SEC a Proxy Statement and mail such Proxy Statement to its shareholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of Pioneer shall call a special meeting of Pioneer shareholders to consider and act upon this Agreement and the Merger, shall establish a record for such meeting, and shall recommend to its shareholders the approval of the matters submitted for approval (subject to the Board of Directors of Pioneer, after having consulted with and considered the advice of outside counsel, reasonably determining in good faith that the making of such recommendation, or the failure to withdraw or modify its recommendation, would constitute a breach of fiduciary duties of the members of such Board of Directors to Pioneer's shareholder under applicable law), and (iv) the Board of Directors and officers of Pioneer shall use their reasonable efforts to obtain such shareholders' approval (subject to the Board of Directors of Pioneer, after having consulted with and considered the advice of outside counsel, reasonably determining in good faith that the taking of such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to Pioneer's shareholder under applicable law). Buyer and Pioneer shall make all necessary filings with respect to the Merger under the Securities Laws.

              8.2 EXCHANGE LISTING. Buyer shall use all reasonable efforts to list, prior to the Effective Time, on the Nasdaq National Market any national securities exchange on which Buyer Common Stock is hereafter listed, subject to official notice of issuance, the shares of Buyer Common Stock to be issued to the holders of Pioneer Common Stock pursuant to the Merger, and Buyer shall give all notices and make all filings required in connection with the transactions contemplated herein.

              8.3 APPLICATIONS. Buyer shall promptly prepare and file, and Pioneer shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

              8.4 FILINGS WITH STATE OFFICES. Upon the terms and subject to the conditions of this Agreement, Buyer shall execute and file the Articles of Merger with the Secretary of State of the State of Tennessee and the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Closing.

              8.5 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided that nothing herein shall preclude either Party from exercising its rights under this Agreement or the Stock Option Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

              8.6   INVESTIGATION AND CONFIDENTIALITY.

                    (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

                    (b) In addition to the Parties' respective obligations under their Confidentiality Agreements, which are hereby reaffirmed and adopted, and incorporated by reference herein each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

                    (c) Pioneer shall use its reasonable efforts to exercise its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to Pioneer to preserve the confidentiality of the information relating to the Pioneer Entities provided to such Persons and their Affiliates and Representatives.

                    (d) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Pioneer Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.

              8.7 PRESS RELEASES. Prior to the Effective Time, Pioneer and Buyer shall consult with each other as to the form and substance of all press releases or other public disclosure, including communications to officers and employees materially related to this Agreement or any other transaction contemplated hereby; provided that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

              8.8 CERTAIN ACTIONS. Except with respect to this Agreement and the transactions contemplated hereby, no Pioneer Entity nor any Affiliate thereof nor any Representatives thereof retained by any Pioneer Entity shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent the Board of Directors of Pioneer, after having consulted with and considered the advice of outside counsel, reasonably determines in good faith that the failure to take such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to Pioneer's shareholder under applicable law, no Pioneer Entity or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but Pioneer may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by outside counsel. Pioneer shall promptly advise Buyer following the receipt of any Acquisition Proposal and the details thereof, and advise Buyer of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. Pioneer shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its Affiliates and Representatives not to engage in any of the foregoing.

              8.9 ACCOUNTING AND TAX TREATMENT. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a pooling of interests for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

              8.10 AGREEMENT OF AFFILIATES. Pioneer has disclosed in Section
8.10 of the Pioneer Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of Pioneer for purposes of Rule 145 under the 1933 Act. Pioneer shall cause each such Person to deliver to Buyer not later than 30 days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 3, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of Pioneer Common Stock held by such Person, except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Buyer Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of Buyer and Pioneer have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. Shares of Buyer Common Stock issued to such affiliates of Pioneer in exchange for shares of Pioneer Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of Buyer and Pioneer have been published within the meaning of
Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.10 (and Buyer shall be entitled to place restrictive legends upon certificates for shares of Buyer Common Stock issued to affiliates of Pioneer pursuant to this Agreement to enforce the provisions of this Section 8.10). Buyer shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Buyer Common Stock by such affiliates.

              8.11 EMPLOYEE BENEFITS AND CONTRACTS. Following the Effective Time, Buyer shall provide generally to officers and employees of the Pioneer Entities employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of Buyer Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Buyer Entities to their similarly situated officers and employees; provided, that, for a period of 12 months after the Effective Time, Buyer shall provide generally to officers and employees of Pioneer Entities severance benefits in accordance with the policies of either
(i) Pioneer as disclosed in Section 8.11 of the Pioneer Disclosure Memorandum, or (ii) Buyer, whichever of (i) or (ii) will provide the greater benefit to the officer or employee. For purposes of participation, vesting and (except in the case of Buyer retirement plans) benefit accrual under Buyer's employee benefit plans, the service of the employees of the Pioneer Entities prior to the Effective Time shall be treated as service with a Buyer Entity participating in such employee benefit plans. Buyer also shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms all employment, severance, consulting and other compensation Contracts disclosed in Section 8.11 of the Pioneer Disclosure Memorandum to Buyer between any Pioneer Entity and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Pioneer Benefit Plans.

              8.12  INDEMNIFICATION.

                    (a) For a period of six years after the Effective Time, Buyer shall indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Pioneer Entities (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers, employees or agents of Pioneer or, at Pioneer's request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under Delaware Law and by Pioneer's Certificate of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any Buyer Entity is insured against any such matter. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Buyer and the Indemnified Party.

                    (b) Buyer shall use its reasonable efforts (and Pioneer shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of three years after the Effective Time Pioneer's existing directors' and officers' liability insurance policy (provided that Buyer may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or
(ii) with the consent of Pioneer given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided that the Surviving Corporation shall not be obligated to make aggregate premium payments for such three-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Pioneer's directors and officers, 150% of the annual premium payments on Pioneer's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Buyer shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

                    (c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.12, upon learning of any such Liability or Litigation, shall promptly notify Buyer thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided that the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; and provided further the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

                    (d) If the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this
Section 8.12.

                    (e) The provisions of this Section 8.12 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.

              8.13 CERTAIN POLICIES OF PIONEER. Buyer and Pioneer shall consult with respect to their respective loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and Pioneer shall make such modification or changes to its policies and practices, if any, prior to the Effective Time on a basis mutually satisfactory to Pioneer and Buyer, so that such policies and procedures shall be applied on a basis consistent with that of Buyer. Buyer and Pioneer also shall consult with respect to the character, amount and timing of restructuring and Merger-related expense charges to be taken by each of the Parties in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP, prior to the Effective Time, as may be mutually agreed upon by the Parties. None of either Party's representations, warranties, covenants or agreements contained in this Agreement shall be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken solely on account of this Section 8.13.

              8.14 COORDINATION OF DIVIDENDS. After the date of this Agreement each of Buyer and Pioneer shall coordinate with the other the declaration of any dividends in respect of the Buyer Common Stock and Pioneer Common Stock and the record dates and payments dates relating thereto, it being the intention of the parties that the holders of Pioneer Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Pioneer Common Stock and any shares of Parent Common Stock any holder of Pioneer Common Stock receives in exchange therefor in the Merger.

              8.15 DIRECTOR. Buyer's Board of Directors, prior to Closing, shall take all requisite action to elect as a director of Buyer effective as of the Effective Time, an individual, chosen in the sole discretion of the Buyer's Committee on Directors, who is (a) either a member of Pioneer's Board of Directors prior to the Effective Time or (b) George M. Clark, Jr. or a member of the immediate family of George M. Clark, Jr.


                                    ARTICLE 9
                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

              9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6:

                  (a) SHAREHOLDER APPROVAL. The shareholders of Pioneer shall have adopted this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NASD.

                  (b) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired.

                  (c) CONSENTS AND APPROVALS. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Pioneer Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.

                  (d) LEGAL PROCEEDINGS. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

                  (e) REGISTRATION STATEMENT. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Buyer Common Stock issuable pursuant to the Merger shall have been received.

                  (f) EXCHANGE LISTING. The shares of Buyer Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq National Market, or any national securities exchange on which Buyer Common Stock is hereafter listed subject to official notice of listing by such exchange.

                  (g) POOLING LETTERS. Each of the Parties shall have received letters, dated as of the date of filing of the Registration Statement with the SEC and as of the Effective Time, addressed to Buyer, in form and substance reasonably acceptable to Buyer, from KPMG Peat Marwick LLP to the effect that the Merger will qualify for pooling of interests accounting treatment. Each of the Parties also shall have received letters, dated as of the date of filing of the Registration Statement with the SEC and as of the Effective Time, addressed to Buyer, in form and substance reasonably acceptable to Buyer, from Joseph Decosimo and Company, LLP to the effect that such firm is not aware of any matters relating to Pioneer and its Subsidiaries which would preclude the Merger from qualifying for pooling of interests accounting treatment.

                  (h) TAX MATTERS. Each Party shall have received a written opinion of counsel from Arnold & Porter, in form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of Pioneer Common Stock for Buyer Common Stock will not give rise to gain or loss to the shareholders of Pioneer with respect to such exchange (except to the extent of any cash received in lieu of fractional share interests), and
       (iii) none of Pioneer or Buyer will recognize gain or loss as a consequence of the Merger (except for amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code). In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Pioneer and Buyer reasonably satisfactory in form and substance to such counsel.

              9.2 CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Buyer pursuant to Section 11.6(a):

                  (a) REPRESENTATIONS AND WARRANTIES. For purposes of this
       Section 9.2(a), the accuracy of the representations and warranties of Pioneer set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 5.3 shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties set forth in Sections 5.20, 5.21, and 5.22 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Pioneer set forth in this Agreement (including the representations and warranties set forth in Sections 5.3 and 5.20) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Pioneer Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

                  (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Pioneer to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                  (c) CERTIFICATES. Pioneer shall have delivered to Buyer (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to Pioneer and in Section 9.2(a) and 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Pioneer's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this

       Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Buyer and its counsel shall request.

                  (d) OPINION OF COUNSEL. Buyer shall have received an opinion of Alston & Bird LLP, counsel to Pioneer, dated as of the Closing, in form reasonably satisfactory to Buyer, as to the matters set forth in
       Exhibit 4.

                  (e) ACCOUNTANT'S LETTERS. Buyer shall have received from Joseph Decosimo and Company, LLP letters dated not more than five days prior to (i) the date of the Proxy Statement and (ii) the Effective Time, with respect to certain financial information regarding Pioneer, in form and substance reasonably satisfactory to Buyer, which letters shall be based upon customary specified procedures undertaken by such firm in accordance with Statement of Auditing Standard Nos. 72 and 75.

                  (f) AFFILIATES' AGREEMENTS. Buyer shall have received from each affiliate of Pioneer the affiliates' letter referred to in Section 8.13, to the extent necessary to assure in the reasonable judgment of Buyer that the transactions contemplated hereby will qualify for pooling of interests accounting treatment.

              9.3 CONDITIONS TO OBLIGATIONS OF PIONEER. The obligations of Pioneer to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Pioneer pursuant to Section 11.6(b):

                  (a) REPRESENTATIONS AND WARRANTIES. For purposes of this
       Section 9.3(a), the accuracy of the representations and warranties of Buyer set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of Buyer set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Buyer Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

                  (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with.

                  (c) CERTIFICATES. Buyer shall have delivered to Pioneer (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to Buyer and in Section 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Buyer's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Pioneer and its counsel shall request.

                  (d) OPINION OF COUNSEL. Pioneer shall have received an opinion of Mary Neil Price, Esq., Executive Vice President and General Counsel, counsel to Buyer, dated as of the Effective Time, in form reasonably acceptable to Pioneer, as to the matters set forth in Exhibit 5.

                  (e) ACCOUNTANT'S LETTERS. Pioneer shall have received from KPMG Peat Marwick LLP letters dated not more than five days prior to (i) the date of the Proxy Statement and (ii) the Effective Time, with respect to certain financial information regarding Buyer, in form and substance reasonably satisfactory to Pioneer, which letters shall be based upon customary specified procedures undertaken by such firm in accordance with Statement of Auditing Standard Nos. 72 and 75.

                  (f) FAIRNESS OPINION. Pioneer shall have received from KBW and Carson Medlin letters, dated as of the date hereof to the effect that, in the opinions of such firms, the consideration or Exchange Ratio to be received by Pioneer shareholders in connection with the Merger is fair, from a financial point of view, to such shareholders.

                  (g) EXCHANGE AGENT CERTIFICATION. The Exchange Agent shall have delivered to Pioneer a certificate, dated as of the Effective Time, to the effect that the Exchange Agent has received from Buyer appropriate instructions and authorization for the Exchange Agent to issue a sufficient number of shares of Buyer Common Stock in exchange for outstanding shares of Pioneer Common Stock and that Buyer has deposited with the Exchange Agent sufficient funds to pay a reasonable estimate of the cash payments necessary to make all fractional share payments as required by Section 3.5.


                                   ARTICLE 10
                                   TERMINATION

              10.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Pioneer, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                  (a) By mutual consent of Buyer and Pioneer; or

                  (b) By either Party, (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the judgment of the non-breaching Party, to have, individually or in the aggregate, a Pioneer Material Adverse Effect or a Buyer Material Adverse Effect, as applicable, on the breaching Party; or

                  (c) By either Party, (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

                  (d) By either Party, (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Pioneer fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders' Meeting where such matters were presented to such shareholders for approval and voted upon; or

                  (e) By either Party, in the event that the Merger shall not have been consummated by December 31, 1998; or

                  (f) By either Party(provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e); or

                  (g) By Buyer, in the event that the Board of Directors of Pioneer shall have failed to reaffirm its approval of the Merger and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Merger, or shall have affirmed, recommended or authorized entering into any other Acquisition Proposal or other transaction involving a merger, share exchange, consolidation or transfer of substantially all of the Assets of Pioneer; or

                  (h)      By Pioneer if:

                           (1) the Average Closing Price (as defined below) shall be less than the product of 0.80 and the Starting Price; and

                           (2) (i) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "FAC Ratio") shall be less than (ii) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.15 from such quotient (such number being referred to herein as the "Index Ratio").

              If Pioneer elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give to Buyer written notice on or before the second trading day after the Determination Date. During the five-day period commencing on the date of such notice, Buyer shall have the option of adjusting the Exchange Ratio to equal the lesser of (i) a number equal to a quotient (rounded to the nearest one-ten thousandth), the numerator of which is the product of 0.80, the Starting Price and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price, or (ii) a number equal to a quotient (rounded to the nearest one-ten thousandth), the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the FAC Ratio. If Buyer makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to Pioneer of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section, and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section.

       For purposes of this Section only, the following terms shall have the meanings indicated:

         "Average Closing Price" means the average of the last reported sale prices per share of Buyer Common Stock as reported on The Nasdaq Stock Market or such successor exchange on which Buyer Common Stock may then be traded (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the 20 consecutive trading days on The Nasdaq Stock Market or such successor exchange on which Buyer Common Stock may then be traded ending at the close of trading on the Determination Date.

         "Determination Date" means the date on which the approval of the Federal Reserve Board required for consummation of the Merger shall be received by Buyer, without regard to any requisite waiting periods in respect thereof.

         "Index Group" means the group of the 17 bank holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, an announcement of a transaction whereby such company would be acquired or whereby such company would acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization as of the Starting Date. In the event that the common stock of any such company ceases to be publicly traded or any such announcement is made with respect to any such company, such company will be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock) redistributed proportionately for purpose of determining the Index Price. The bank holding companies and the weights attributed to them are as follows:

                    BB&T Corp.                                       9.9%
                    Regions Financial Corp.                          9.3%
                    Mercantile Bancorporation                        8.3%
                    Union Planters Corp.                             8.1%
                    Southtrust Corp.                                 7.2%
                    Star Banc Corp.                                  7.1%
                    Crestar Financial Corp.                          6.8%
                    Huntington Bancshares Inc.                       6.8%
                    Marshall & Ilsley Corp.                          6.6%
                    Firstar Corp.                                    5.6%
                    First Tennessee National Corp.                   4.7%
                    Old Kent Financial Corp.                         4.3%
                    Zions Bancorp                                    3.9%
                    Hibernia Corp.                                   3.4%
                    Amsouth Bancorporation                           3.4%
                    National Commerce Bancorporation                 2.5%
                    Commerce Bancshares Inc.                         2.0%

         "Index Price" on a given date means the weighted average (weighted in accordance with the factors listed above) of the closing prices of the companies comprising the Index Group.

         "Starting Date" means May 28, 1998.

         "Starting Price" shall mean the last reported sale price per share of Buyer Common Stock on the Starting Date, as reported by The Nasdaq Stock Market or such successor exchange on which Buyer Common Stock may then be traded (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source).

       If any company belonging to the Index Group or Buyer declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or Buyer shall be appropriately adjusted for the purposes of applying this Section.

              10.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section
10.2 and Article 11 and Section 8.6(b) shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c) or 10.1(f) shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

              10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time, except this Section 10.3 and Articles 1, 2, 3, 4 and 11 and Sections 8.10, 8.11 and 8.12.


                                   ARTICLE 11
                                  MISCELLANEOUS

              11.1  DEFINITIONS.

                    (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

                  "1933 ACT" shall mean the Securities Act of 1933, as amended.

                  "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

                  "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving the acquisition of such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

                  "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

                  "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

                  "ARTICLES OF MERGER" shall mean the Articles of Merger to be executed by Buyer and filed with the Secretary of State of the State of Tennessee relating to the Merger as contemplated by Section 1.1.

                  "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                  "BHC ACT" shall mean the Federal Bank Holding Company Act of 1956, as amended.

                  "BUYER CAPITAL STOCK" shall mean, collectively, the Buyer Common Stock, the Buyer Preferred Stock and any other class or series of capital stock of Buyer.

                  "BUYER COMMON STOCK" shall mean the $2.50 par value common stock of Buyer.

                  "BUYER DISCLOSURE MEMORANDUM" shall mean the written information entitled "Acquiring Company Disclosure Memorandum" delivered prior to the date of this Agreement to Pioneer describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

                  "BUYER ENTITIES" shall mean, collectively, Buyer and all Buyer Subsidiaries.

                  "BUYER FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Buyer as of March 31, 1998 and as of December 31, 1997 and 1996, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 1998 and for each of the three fiscal years ended December 31, 1997, 1996 and 1995, as filed by Buyer in SEC Documents, and
       (ii) the consolidated balance sheets of Buyer (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31,1998.

                  "BUYER MATERIAL ADVERSE EFFECT" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of Buyer and its Subsidiaries, taken as a whole, or (ii) the ability of Buyer to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of
       (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and thrifts and their holding companies and applicable to Buyer, (c) actions and omissions of Buyer (or any of its Subsidiaries) taken with the prior informed written Consent of Pioneer in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of Buyer and its subsidiaries, including expenses incurred by Buyer in consummating the transactions contemplated by this Agreement.

                  "BUYER PREFERRED STOCK" shall mean the no par value preferred stock of Buyer.

                  "BUYER RIGHTS AGREEMENT" shall mean that certain Rights Agreement, dated December, 1998 between Buyer and First American Trust company, as Rights Agent, previously delivered to Pioneer.

                  "BUYER RIGHTS" shall mean the preferred stock purchase rights issued pursuant to the Buyer Rights Agreement.

                  "BUYER STOCK PLANS" shall mean the existing stock option and other stock-based compensation plans of Buyer designated as follows: the First American Corporation 1991 Employee Stock Incentive Plan, the First American Corporation 1993 Non-Employee Director Stock Option Plan, the First American Corporation STAR Award Plan, the First American Corporation First Incentive Reward Savings Thrift Plan, the First American Corporation Dividend Reinvestment and Stock Purchase Plan, the Heritage Federal Bancshares, Inc. 1994 Stock Option Plan for Non-Employee Directors and the 1992 Stock Option Incentive Compensation Plan for Non-Employee Directors, the Deposit Guaranty Corp. Stock-Based, Long-Term Incentive Plan dated April 15, 1986 and the Stock-Based Long-Term Incentive Plan II dated April 20, 1993.

                  "BUYER SUBSIDIARIES" shall mean the Subsidiaries of Buyer, which shall include the Buyer Subsidiaries described in Section 6.4 and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Buyer in the future and held as a Subsidiary by Buyer at the Effective Time.

                  "CERTIFICATE OF MERGER" shall mean the Certificate of Merger to be executed by Buyer and filed with the Secretary of State of the State of Delaware relating to the Merger as contemplated by Section 1.1.

                  "CLOSING DATE" shall mean the date on which the Closing occurs.

                  "CONFIDENTIALITY AGREEMENTS" shall mean that certain Confidentiality Agreement, dated April 24, 1998, between Pioneer and Buyer.

                  "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

                  "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

                  "DEFAULT" shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or

       Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Pioneer Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.

                  "DGCL" shall mean the Delaware General Corporation Law.

                  "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

                  "EQUITY RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "EXHIBITS" 1 through 5, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

                  "FANB" shall mean First American National Bank, a national banking association and a Buyer Subsidiary.

                  "GAAP" shall mean United States generally accepted accounting principles, consistently applied during the periods involved.

                  "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental
       Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

                  "HOLA" shall mean the Home Owners' Loan Act of 1933, as amended.

                  "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  "INTELLECTUAL PROPERTY" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

                  "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge after due inquiry of the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president of such Person.

                  "LAW" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

                  "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

                  "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

                  "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

                  "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

                  "NASD" shall mean the National Association of Securities Dealers, Inc.

                  "NASDAQ NATIONAL MARKET" shall mean the National Market Inc.

                  "NYSE" shall mean the New York Stock Exchange, Inc.

                  "OPERATING PROPERTY" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

                  "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

                  "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

                  "PARTY" shall mean either Pioneer or Buyer, and "PARTIES" shall mean both Pioneer and Buyer.

                  "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

                  "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

                  "PIONEER BANK" shall mean Pioneer Bank, a Tennessee bank and a Pioneer Subsidiary.

                  "PIONEER COMMON STOCK" shall mean the $0.01 par value common stock of Pioneer.

                  "PIONEER DISCLOSURE MEMORANDUM" shall mean the written information entitled "Pioneer Bancshares, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to Buyer describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

                  "PIONEER ENTITIES" shall mean, collectively, Pioneer and all Pioneer Subsidiaries.

                  "BUYER FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Buyer as of March 31, 1998 and as of December 31, 1997 and 1996, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 1998 and for each of the three fiscal years ended December 31, 1997, 1996 and 1995, as filed by Buyer in SEC Documents, and
       (ii) the consolidated balance sheets of Buyer (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31,1998

                  "PIONEER FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Pioneer as of March 31, 1998 and as of December 31, 1997 and 1996, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 1998 and as of each of the three fiscal years ended December 31, 1997, 1996 and 1995, as filed by Pioneer in SEC Documents, and (ii) the consolidated balance sheets of Pioneer (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1997.

                  "PIONEER MATERIAL ADVERSE EFFECT" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the financial position, business, or results of operations of Pioneer and its Subsidiaries, taken as a whole, or (ii) the ability of Pioneer to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of
       (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and thrifts and their holding companies, (c) actions and omissions of Pioneer (or any of its Subsidiaries) taken with the prior informed written Consent of Buyer in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance or financial condition of Pioneer and its Subsidiaries, including expenses incurred by Pioneer in consummating the transactions contemplated by this Agreement.

                  "PIONEER STOCK PLANS" shall mean the existing stock option and other stock-based compensation plans of Pioneer designated as follows:
       "The Pioneer Bancshares, Inc. 1994 Long-Term Incentive Plan" and the "Pioneer 401(k) and Employee Stock Ownership Plan".

                  "PIONEER SUBSIDIARIES" shall mean the Subsidiaries of Pioneer, which shall include the Pioneer Subsidiaries described in Section 5.4 and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Pioneer in the future and held as a Subsidiary by Pioneer at the Effective Time.

                  "PROXY STATEMENT" shall mean the proxy statement used by Pioneer to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of Buyer relating to the issuance of the Buyer Common Stock to holders of Pioneer Common Stock.

                  "REGISTRATION STATEMENT" shall mean the Registration Statement on SEC Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Buyer under the 1933 Act with respect to the shares of Buyer Common Stock and related Buyer Rights to be issued to the shareholders of Pioneer in connection with the transactions contemplated by this Agreement.

                  "REGULATORY AUTHORITIES" shall mean, collectively, the SEC, the NYSE, the NASD, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board), the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

                  "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

                  "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

                  "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

                  "SHAREHOLDERS' MEETING" shall mean the meeting of the shareholders of Pioneer to be held pursuant to Section 8.1, including any adjournment or adjournments thereof.

                  "SIGNIFICANT SUBSIDIARY" shall mean any present or future consolidated Subsidiary of the Party in question, the assets of which constitute ten percent (10%) or more of the consolidated assets of such Party as reflected on such Party's consolidated statement of condition prepared in accordance with GAAP.

                  "STOCK OPTION AGREEMENT" shall mean the stock option agreement of even date herewith issued to Buyer by Pioneer, substantially in the form of Exhibit 1.

                  "SUBSIDIARIES" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

                  "SURVIVING CORPORATION" shall mean Buyer as the surviving corporation resulting from the Merger.

                  "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

                  "TAX" or "TAXES" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

                  "TBCA" shall mean the Tennessee Business Corporation Act.

                    (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

              Allowance                                                            Section 5.9
              Average Closing Price                                                Section 10.1(h)
              Bank Merger                                                          Section 1.5
              Bank Plan                                                            Section 1.5
              Buyer Benefit Plans                                                  Section 6.15(a)
              Buyer ERISA Plan                                                     Section 6.15(a)
              Buyer Pension Plan                                                   Section 6.15(a)
              Buyer SEC Reports                                                    Section 6.5(a)
              Carson Medlin                                                        Section 5.21
              Certificates                                                         Section 4.1
              Closing                                                              Section 1.2
              Determination Date                                                   Section 10.1(h)
              Effective Time                                                       Section 1.3
              ERISA Affiliate                                                      Section 5.15(d)
              Exchange Agent                                                       Section 4.1
              Exchange Ratio                                                       Section 3.1(b)
              FAC Ratio                                                            Section 10.1(h)
              Indemnified Party                                                    Section 8.12(a)
              Index Group                                                          Section 10.1(h)
              Index Price                                                          Section 10.1(h)
              Index Ratio                                                          Section 10.1(h)
              KBW                                                                  Section 5.21
              Maximum Amount                                                       Section 8.12(b)
              Merger                                                               Section 1.1
              Pioneer Banks                                                        Section 1.5
              Pioneer Benefit Plans                                                Section 5.15(a)
              Pioneer Contracts                                                    Section 5.16
              Pioneer ERISA Plan                                                   Section 5.15(a)
              Pioneer Options                                                      Section 3.6(a)
              Pioneer SEC Reports                                                  Section 5.5(a)
              Starting Date                                                        Section 10.1(h)
              Starting Price                                                       Section 10.1(h)
              Stock Option Agreement                                               Section 1.2
              Tax Opinion                                                          Section 9.1(h)


                    (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

              11.2  EXPENSES.

                    (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

                    (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

              11.3 BROKERS AND FINDERS. Except for Carson Medlin and KBW as to Pioneer and except for Salomon Smith Barney as to Buyer, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Pioneer or by Buyer, each of Pioneer and Buyer, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

              11.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 8.6(b), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person (whether as third party beneficiaries or otherwise), other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 8.12.

              11.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided that after any such approval by the holders of Pioneer Common Stock, there shall be made no amendment that reduces or modifies in any material respect the consideration to be received by holders of Pioneer Common Stock pursuant to Section 251(d) and 252(e) of the DGCL requires further approval by such shareholder.

              11.6  WAIVERS.

                    (a) Prior to or at the Effective Time, Buyer, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Pioneer, to waive or extend the time for the compliance or fulfillment by Pioneer of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Buyer.

                    (b) Prior to or at the Effective Time, Pioneer, acting through its Board of Directors, Executive Committee of the Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Buyer, to waive or extend the time for the compliance or fulfillment by Buyer of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Pioneer under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Pioneer.

                    (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

              11.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

              11.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

              Pioneer:              Pioneer Bancshares, Inc.
                                    801 Broad Street
                                    Chattanooga, Tennessee 37402
                                    Telecopy Number:  (423) 755-

                                    Attention: Rodger B. Holley,
                                    Chairman, President and CEO

              Copy to Counsel:      Alston & Bird LLP
                                    One Atlantic Center
                                    1201 W. Peachtree Street
                                    Atlanta, Georgia  30309-3423
                                    Telecopy Number:  (404) 881-4777

                                    Attention: Ralph F. MacDonald, III

              Buyer:                First American Corporation
                                    First American Center
                                    Nashville, Tennessee 37237-0700
                                    Telecopy Number:  (615) 748-2412

                                    Attention: Dale W. Polley, President

              Copy to Counsel:      Mary Neil Price, Esq.
                                    Executive Vice President and General Counsel
                                    721 First American Center
                                    Nashville, Tennessee 37237-0700
                                    Telecopy Number:  (615) 748-2538

              11.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Tennessee, without regard to any applicable conflicts of Laws.

              11.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

              11.11 CAPTIONS; ARTICLES AND SECTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

              11.12 INTERPRETAIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise, on account of any party being considered the draftsman hereof. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

              11.13 ENFORECEMNTS OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

              11.14 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

              IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its undersigned duly authorized officer as of the day and year first above written.

                                     FIRST AMERICAN CORPORATION



                                     By:   /s/ Dale W. Polley
                                           -------------------------------------
                                           Dale W. Polley
                                           President




                                     PIONEER BANCSHARES, INC.


                                     By:   /s/ Rodger B. Holley
                                           -------------------------------------
                                           Rodger B. Holley
                                           President